UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2008

Commission File Number 000-28638

THE FLOORING ZONE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	20-0019425
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number.)

1245 Brickyard Road, Suite 590, Salt Lake City, Utah
(Address of principal executive offices)

84106
(Zip code)

(801) 433-2000
(Registrant’s Executive Office Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2008, the Flooring Zone, Inc., (the “Company”) entered into an Exchange Agreement between The Flooring Zone, Inc. and Michael Carroll (“Carroll”), dated June 30, 2008 (the “Exchange Agreement”). The Exchange Agreement provides that in exchange for the cancellation and return to the Company treasury of 3,344,900 shares of Company common stock currently owned by Carroll the Company will deliver to Carroll 98,000,000 shares of The Flooring Zone of Georgia, Inc. (“FZ Georgia”) currently held by the Company, which represents all of the issued and outstanding common stock of FZ Georgia.

Pursuant to the terms of the Exchange Agreement, with the exception of certain accounts payable, the current and long-term liabilities of the Company, as reflected in the periodic reports of the Company, are liabilities of FZ Georgia and will continue to be liabilities of FZ Georgia. The nominal assets of the Company, as reflected in the period reports of the Company, are owned by or will be transferred to the Company in connection with the Exchange Agreement. The Company is not disposing of a significant amount of its assets in connection with the Exchange Agreement.

The description of the Exchange Agreement in this Current Report is only a summary of the Exchange Agreement and is qualified in its entirety by reference to the terms of the Exchange Agreement, a copy of which is attached as an exhibit to this Current Report.

Carroll is a former executive officer and director of the Company. Prior to this transaction, Carroll owned approximately 38% of the outstanding common stock of the Company. Following this transaction, Carroll will own approximately 21% of the outstanding common stock of the Company. The Exchange Agreement will not result in a change in control of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Exchange Agreement between the Flooring Zone, Inc. and Michael Carroll dated June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FLOORING ZONE, INC.

Dated: July 7, 2008	By:	/s/ Andrew Limpert
Andrew Limpert
Interim Chief Executive Officer